UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 1-8610



         AMERITECH SAVINGS PLAN FOR SALARIED EMPLOYEES
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   (Exact name of each registrant as specified in their charters)


      30 South Wacker, Chicago, IL 60606, 800-257-0902
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(Address, including zip code and telephone number, including area code, of each registrant's principal executive offices)


                        PLAN INTERESTS
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     (Title of each class of securities covered by this Form)


                            None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [   ]   Rule 12h-3(b)(1)(i)   [X]      Rule 15d-6     [X]
Rule 12g-4(a)(1)(ii) [   ]   Rule 12h-3(b)(1)(ii)  [   ]
Rule 12g-4(a)(2)(i)  [   ]   Rule 12h-3(b)(2)(i)   [   ]
Rule 12g-4(a)(2)(ii) [   ]   Rule 12h-3(b)(2)(ii)  [   ]

Approximate number of holders of record  as of the certification or notice
date:   None

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   January 4, 2001            By: /s/ Paula M. Anderson
                                       Paula M. Anderson, Counsel